Exhibit 2.1

Execution Version

Amendment No. 2 to Business Combination Agreement

Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with Parent and Amalgamation Sub, collectively, the “Parties” and individually a “Party”), desire to amend that certain Business Combination Agreement, dated as of March 11, 2023, by and among the Parties (as amended, the “Business Combination Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement.

Pursuant to Section 12.12 of the Business Combination Agreement, the Business Combination Agreement may be modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement. Accordingly, the Parties hereby agree to amend the Business Combination Agreement as follows.

1.	Section 1.1 is amended to amend and restate the following definition:

“Employee Merger Consideration Shares” means 52,600 Parent Class A Ordinary Shares to be issued to employees of the Company pursuant to Section 2.5.

The foregoing amendments shall be deemed effective as of October 9, 2023.

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Each of the Parties have executed this Amendment as of the date first above written.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WWAC AMALGAMATION SUB PTE. LTD.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Director

[Signature Page – Amendment No. 2 to Business Combination Agreement]

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	Chairman

[Signature Page – Amendment No. 2 to Business Combination Agreement]

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